Exhibit 10.8

tbg Technologie-Beteiligungs-

Gesellschaft mBH der

Deutschen Ausgleichsbank

Version 09.07

PARTICIPATION AGREEMENT

Agreement on Establishing a Dormant Partnership between

CpG ImmunoPharmaceuticals GmbH, Max-Volmer-Str. 4, 40724 Hilden

- hereinafter referred to as Technology Company (TC) -

and

Technologie-Beteiligungs-Gesellschaft mbH

der Deutschen Ausgleichsbank, Ludwig-Erhard-Platz 1-3, 53179 Bonn

- Dormant Partner hereinafter referred to as tbg -

amounting to

DM 3,000,000

to finance the project described in § 1 Section 2.

Preamble

1.	Within the framework of the “Equity Capital for Small Technology Companies” programme, implemented by the Federal German Ministry for Education, Science, Research and Technology (BMBF) and Deutsche Ausgleichsbank, tbg is supporting commercial technology companies provided that are not older than 10 years and fulfil the EU definition of small and medium-sized companies (KMU) in the new Federal German Laender (former East Germany) and Berlin (East), and small companies in the remaining area of Federal Germany, i.e.:

•	they do not employ more than 250 (50) people

and either

•	do not exceed an annual turnover of DM 40 million

(DM 10 million)

or

•	do not reach a balance sheet total of more than DM 20 million

(DM 4 million)

and

•	is owned by not more than 25% by one or more companies which do not fulfil this definition (Exception: public holding companies, risk capital companies and - in so far as no control is exercised - institutional investors).

All three preconditions must be simultaneously fulfilled, i.e. a company is only considered to be a small or medium-sized company (KMU) if it has the required independence, fulfils the stipulations regarding the number of employees and does not exceed at least one of the limit values for annual turnover or balance sheet total.

tgb enters into participations to finance innovation ventures in the sense of the participation fundamentals of tbg which form an integral part of this Agreement and which recognizes the Technology Company, namely:

•	For applied research and development up to a logical second before commencing commercial production in conformity with the EU definition with the following demarcations:

Applied research covers research and experimental work for the purpose of gaining new knowledge in order to reach specific practical aims such as the creation of new products, production processes or services. Normally it can be stated that this ends with the creation of the first prototype. Development involves work on the basis of applied research with the aim of introducing new or significantly improved products, production processes or services right up to, but not including, industrial application and commercial use. This stage normally includes pilot and demonstration ventures as well as the development work that continues to be necessary, finally culminating in a pool of information which will enable the commencement of production.

•	For investments for a market launch.

§ 1

Purpose of the company

1)	The Technology Company, registered in the Commercial Register of the Langenfeld Local Court under No. 3093, conducts a business in conformity with the Company Agreement in the version of 31.07.1997 for the following purpose:

Research, development, manufacture and sale of immune-stimulating substances, used individually or in combination for the prophylaxis or therapy of diseases.

2)	Within the framework of the company’s purpose, the Technology Company is concerned with the determination of optimal CpG-motives for the stimulation of humane PBMC cells for subsequent application in the therapy of allergies (asthma) and as an immune stimulator in combination with antigens.

§ 2

Contribution

1.	tbg will fund a contribution amounting to DM 3,000,000 exclusively for the purpose of promoting the innovation venture described in §1 Section 2 and on the basis of the details of the Technology Company stated in the participation application of 25.09.1997, provided that the Technology Company can furnish proof of the following participation arrangements:

•	Participation agreement amounting to DM 3,000,000 with CpG ImmunoPharmaceuticals Inc., 890 Park Place, Iowa City, IA 52246 (USA) (hereinafter referred to - also with several participation donors - as BG), and BG has concluded a co-operation agreement with tgb.

In attending to the Technology Company, BG will be advised by TVM Techno Venture Management III GmbH, Denninger Strasse 15, 81679 Munich - hereinafter referred to as TVM - as guardian company.

•	Agreements for the transfer of rights to existing patents to the Technology Company.

•	Patronage declaration of CpG ImmunoPharmaceuticals Inc., 890 Park Place, Iowa City, IA 52246 (USA) for the Technology Company.

•	Direct debit authorization for tbg to debit due fixed remunerations.

2.	The contribution from tbg is to be used to co-finance the venture-related planning specified in Annex I which forms an integral part of this Participation Agreement.

3.	The Technology Company can request the contribution after the commencement of the company (see § 4 Section 1) if immediate use in conformity with the intended purpose is assured, i.e. proportionate use of the funds with other financial funds listed in Annex I and overall financing of the innovation venture.

The request must include a confirmation of the request preconditions by BG and TVM.

4.	This Agreement is terminated if the contribution has not been called, at least in part, at the latest by 31.05.1998.

5.	For the first partial call tbg will retain a processing fee amounting to 1% of the total contribution specified in this Agreement.

6.	The contribution from tbg must be kept by the Technology Company in a separate deposit account. tbg cannot withdraw from this account.

§ 3

Proof of use

The Technology Company must confirm on the printed form, enclosed with the assurance note, the correct use of the contribution funds in conformity with the intended purpose within 3 months of expiry of the venture period specified in Annex I of this Agreement, subject to an extension of this period by tbg. The proof of use must be submitted to tbg by way of BG. Correct use in keeping with the intended purpose must be supported by documentary evidence when requested by BG and tbg.

If the costs of the venture decline compared with the details given in Annex I, or if further public funds have been acquired, then tbg will be entitled to reduce their contribution in the same ratio as the reduction of the investment volume. The reduced amount must be immediately transferred back to tbg.

§ 4

Commencement and duration of the company

1.	The dormant company commences as soon as this Agreement has been signed by both parties.

2.	The duration of the dormant company is limited until 31.12.2007.

3.	The contribution from tbg and the share of the profits that have not been paid out, are payable to tbg with the termination of the company status.

4.	In so far as the funds granted by BG are paid back before 31.12.2007, then the contribution from tbg becomes due for repayment at the same time and to the full extent. tbg is entitled to demand a final reimbursement, in conformity with the corresponding application of § 9 Section 2, for that part of their contribution that is due for early repayment.

§ 5

Management

1.	tbg will not participate in the management of the Technology Company, other than alternative provisions are stipulated hereafter.

2.	The Technology Company requires the approval of tbg for:

a)	Every change of the company agreement, particularly a change of the purpose of the company, the inclusion of new shareholders or the stipulation of new participations;

b)	Appointing and dismissal of managers of the Technology Company or changes to the manager’s agreement;

c)	The conclusion, amendment and termination of agreements on granting or purchasing licences, trade marks or know-how (except for the day-to-day software business), patents, utility models and designs in so far as they affect the innovation venture promoted as a result of tbg participation;

d)	The conclusion, amendment and termination of significant distribution agreements;

e)	Partial or complete company relocation, leasing, sale or closure;

f)	Conclusion and termination of control as well as profit and loss transfer agreements;

g)	Abandonment or substantial amendment of the innovation venture described in § 1 Section 2;

h)	Assumption of commitments, in so far as these are not contained in project financing by tbg, for investments which exceed DM 100,000, or for leasing or renting agreements that exceed DM 10,000 per month.

3.	Approvals in keeping with § 5 Section 2 must be directly obtained from tbg.

If, within a period of 14 days after receipt of the notification concerning the measures that require approval in keeping with § 5 Section 2, tbg have not refused approval in writing, then approval is considered to have been granted.

§ 6

Information and control rights

1.	The Technology Company must continue to report to tbg at half yearly intervals, as of 31.03 and 30.09. of the given year, concerning the economic situation of the Technology Company and the status of the innovation venture described in § 1 Section 2, until tbg waivers these reports because BG is simultaneously checking the Technology Company also on behalf of tbg. Moreover, tbg will additionally receive from the Technology Company a summarized status report in conformity with the enclosed Annex II and, at the end of the business year, an updated business plan for the subsequent year.

2.	Irrespective of whether BG is checking the Technology Company simultaneously on behalf of tbg, the Technology Company must directly inform tbg in due course regarding all measures which go beyond the framework of customary business operations.

3.	Furthermore, tbg has control rights in conformity with § 716 BGB (German Civil Code). This also applies after termination of the company to the necessary extent to audit the winding-up assets.

tbg is also entitled to inspect the records of the Technology Company relating to the innovation venture described in § 1 Section 2. tbg can employ a third party to carry out their controlling rights.

4.	The Technology Company grants BMBF and a person authorized by them the same submission, information and auditing rights as granted to tbg. The Technology Company agrees that tbg can pass on data they have gained on the company and the promoted innovation venture for scientific evaluation of the programme mentioned in the preamble of this Agreement to BMBF or an institute authorized by BMBF. Furthermore, the Technology Company agrees to give BMBF and their authorized institute all the information that is directly required for the scientific evaluation of the programme and, if necessary, also after termination of the dormant company. BMBF is entitled to pass on the data the Ministry has been given to the EU Commission so that they can implement their supervisory and controlling powers. It must be ensured that the Technology Company cannot be damaged by the evaluation and, possibly, publication of data relating to the programme.

5.	The Federal Audit Office has auditing rights vis-à-vis in keeping with § 91 BHO (Federal Budgetary Regulations). The Technology Company will submit to the Federal Audit Office and tbg all records for auditing and which the Federal German Audit Office consider to be necessary, together with the corresponding information.

§ 7

Advisory board

tbg can demand at any time that an advisory board be formed. tbg should participate in this advisory board with due consideration of their contributed amount. The advisory board gives the Technology Company advice in economic and technical respects, especially concerning the venture described in § 1 Section 2. The advisory board has the same information and controlling rights as those assigned to tbg by this Agreement.

§ 8

Business year, annual financial statement

1.	The business year of the dormant company corresponds with that of the Technology Company (“participation year”). The business year of the Technology Company always ends on 31st December.

2.	The Technology Company must draw up an annual financial statement (balance, profit and loss, annex) under consideration of §§ 238-289 HGB (German Commercial Code) within six months of the expiry of the business year and to send to tbg a signed original copy with an attestation of an auditor or certified accountant.

§ 9

Profit and loss sharing

1.	tbg receives for the effected contribution a minimum remuneration amounting to 6% p.a. that is independent of the annual profit and loss of the Technology Company. This becomes due in retrospect on the 31.3. and 30.09. of each year.

2.	tbg is entitled to demand at the end of the participation time a one-off remuneration amounting to 30% of the participation contribution, plus 6% of the participation contribution for each year after the expiry of the fifth complete participation year (final remuneration).

tbg will only make use of this right if, in their opinion, this is justified on account of the overall economic conditions of the Technology Company, but especially on account of the profits achieved during the last three years before the end of the participation or the hidden reserves built up during the participation time.

The Technology Company and tbg agree that if the Technology Company were to be quoted on the stock exchange, then the premium should be converted into shares. The price margin stipulation in the quotation for the stock market forms the basis for this conversion.

3.	tbg does not participate in the losses of the Technology Company.

§ 10

Taxes

The Technology Company will ensure payment of the legally stipulated capital yield tax, plus the solidarity surcharge, on the remuneration for the silent contribution, and retain from the respective payments to tbg the capital yield tax and the solidarity surcharge for direct payment to the responsible revenue office when payment becomes due. After the payments have been effected the Technology Company will give tbg, within 2 months after payment was due, the certificates in the sense of § 45a Section 2 EStG (German Income Tax Law) supplied by tbg in the form of printed forms.

§ 11

Dissolving the dormant company

1.	The dormant company will be dissolved in the event that the Technology Company is dissolved. The silent contribution has to be paid back in such an event.

2.	§ 9 Section 2 is also applicable in this event.

§ 12

Termination

1.	The Technology Company is entitled to replace, partly or entirely, the contribution from tbg with a notice period of 3 months to take effect on 30.6. or 31.12. of each year. If the replacement takes place at the end of the fifth full participation year, then the contribution from tbg is repayable with a premium amounting to 30%. The provision in § 9 Section 2 is applicable with the commencement of the sixth participation year. tbg can waiver the payment of the premium if termination is due to the abandonment of the promoted innovation venture according to § 1 Section 2.

2.	Furthermore, the dormant company can be terminated without notice by either shareholder by a written declaration to this effect in the event of an important reason. In the event that the contribution has not yet or only been partly effected, then tbg will be released from their contribution obligation with the notice declaration.

tbg is entitled to give notice for an important reason when:

a)	The Technology Company has made false statements in the participation application;

b)	It becomes apparent that the preconditions for granting or retaining the contribution did not exist, or if the preconditions for retaining the contribution have been dropped, but particularly if it is found that the innovation venture described in § 1 Section 2 is found to be not implementable or has been abandoned or significantly changed by the Technology Company. In so far as the innovation venture described in § 1 Section 2 is found to be not technically feasible or economically realizable, tbg can waiver full or partial repayment of the contribution if this enables the Technology Company to continue to exist;

c)	If, in spite of a corresponding reminder, the Technology Company does not submit the proof of use in conformity with § 3 at the latest three months after it was due;

d)	If a bill of exchange drawn by the Technology Company is contested, if the Technology Company is discontinued, if a bankruptcy petition or composition proceedings are filed, or if insolvency is established by any other way;

e)	If, when the Agreement on the dormant company was concluded, senior know-how executives are no longer in full-time employment in the management of the Technology Company;

f)	If one of the measures listed in § 5 Section 2 is carried out without the previous consent of tbg.

§ 13

Due payments

4% p.a. interest is payable on due payments from the time the delay arises until the payments are received by tbg.

§ 14

General provisions

1.	Amendments and supplements to this Agreement must be in writing. There are no verbal supplements to this Agreement.

2.	In the event that a provision of this Agreement should be legally ineffective, then this shall not affect the remaining provisions. The Technology Company and tbg undertake to replace the ineffective contractual provisions by provisions that are legally effective and that come closest to the original sense and purpose of the legally ineffective provisions.

3.	Bonn is the place of jurisdiction for all legal disputes arising out of this Agreement or its implementation.

Bonn, dated 25.02.1998	Hilden, dated

Technologie-Beteiligungs- Gesellschaft mbH der Deutschen Ausgleichsbank	CpG ImmunoPharmaceuticals GmbH

/s/ ERNEST G. MAYER	/s/ JOACHIM SCHOR

/s/ ROBERT SCHLÖSSER

Venture-related Planning (Annex I)

Summarized Status (Annex II)

Participation Fundamentals of tbg

tbg Technologie-Beteiligungs-

Gesellschaft mBH der

Deutschen Ausgleichsbank

Annex I

Venture-related Planning

Plan period: 01.10.1997 to 01.10.1999

VENTURE-SPECIFIC EXPENDITURES

		Amount in DM (excluding V.A.T.)
I.	For applied research and development
1.	Investments balanced in the fixed assets
1.1	Laboratory instruments and equipment	1,250,000
1.2	Machines and equipment to produce the prototype	500,000
1.3	Miscellaneous
2.	Non-investive research and development expenditures
2.1	Personnel	1,400,000
2.2	Material	2,300,000
2.3	Outside services (Awarding contracts/ consultations)
2.4	Patents and permits	250,000
2.5	Travel expenses	100,000
2.6	Miscellaneous	200,000
II. For investments for a market launch
Total		6,000,000

VENTURE-SPECIFIC FINANCING

Amount in DM (excluding V.A.T.)
1.	Own resources
1.1	...
1.2	...
2.	Equity capital
2.1	of tbg	3,000,000
2.2	of the lead investor	3,000,000
2.3	Other participants
3.	Public funds
3.1	Subsidies, grants, bonuses
3.2	Miscellaneous
4.	Outside funds
4.1	of the bank
4.2	Other
Total		6,000,000